Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-211114) of CyrusOne Inc., CyrusOne LP and CyrusOne Finance Corp. and Form S-8 (No. 333-212375 and No. 333-196432) of CyrusOne Inc. of our report dated October 31, 2018 relating to the financial statements of Zenium Topco Limited, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom
October 31, 2018